Exhibit 99.2

06-Nov-2017
The Priceline Group, Inc. (PCLN)
Q3 2017 Earnings Call

CORPORATE PARTICIPANTS
Glenn D. Fogel
Chief Executive Officer & President, The Priceline Group, Inc.
Daniel J. Finnegan
Chief Financial Officer & Chief Accounting Officer, The Priceline Group, Inc.
OTHER PARTICIPANTS
Perry Gold
Analyst, MoffettNathanson
Brian Nowak
Analyst, Morgan Stanley & Co. LLC
Mark A. May
Analyst, Citigroup Global Markets, Inc.
Eric J. Sheridan
Analyst, UBS Securities LLC
Mark Mahaney
Analyst, RBC Capital Markets LLC
Justin Post
Analyst, Bank of America Merrill Lynch
Douglas T. Anmuth
Analyst, JPMorgan Securities LLC
Lloyd Walmsley
Analyst, Deutsche Bank Securities, Inc.
Paul Bieber
Analyst, Credit Suisse Securities (USA) LLC
Deepak Mathivanan
Analyst, Barclays Capital, Inc.
Robert James Coolbrith
Analyst, Wells Fargo Securities LLC
Brian P. Fitzgerald
Analyst, Jefferies LLC
Kevin Kopelman
Analyst, Cowen and Company, LLC
Jed Kelly
Analyst, Oppenheimer & Co., Inc.
Michael J. Olson

Exhibit 99.2

Analyst, Piper Jaffray & Co.
Justin T. Patterson
Analyst, Raymond James & Associates, Inc.
Michael Millman
Analyst, Millman Research
Naved Khan
Analyst, SunTrust Robinson Humphrey, Inc.
Brad Erickson
Analyst, Pacific Crest Securities

MANAGEMENT DISCUSSION SECTION
Operator: Welcome to The Priceline Group's third quarter 2017 conference call.
The Priceline Group would like to remind everyone that this call may contain forward-looking statements, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements.
Expressions of future goals or expectations and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements. For a list of factors that could cause the group's actual results to differ materially from those described in the forward-looking statements, please refer to the Safe Harbor statement at the end of the group's earnings press release as well as the group's most recent filings with the Securities and Exchange Commission.
Unless required by law, The Priceline Group undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. A copy of the group's earnings press release together with an accompanying financial and statistical supplement is available for Investors section on The Priceline Group's website, www.pricelinegroup.com.
And now, I'd like to introduce The Priceline Group's speakers for this afternoon, Glenn Fogel and Daniel Finnegan. Go ahead, gentlemen.
Glenn D. Fogel
Chief Executive Officer & President, The Priceline Group, Inc.
Thank you and welcome to The Priceline Group's third quarter conference call. I am joined this afternoon by our Priceline Group's CFO, Dan Finnegan.
The group produced a solid quarter, reporting worldwide accommodation reservations of 178 million room nights, which is up 19% year over year and exceeded the high-end of our guidance range.
Consolidated gross bookings were up about 18% year over year in U.S. dollars, or about 16% on a constant-currency basis. Gross profit was up about 22% year over year in U.S. dollars, or about 19% on a constant-currency basis. Adjusted EBITDA increased 18% year over year to $2.2 billion.
Our room night growth was healthy, considering a difficult year-over-year comparable. I believe this growth reflects strong execution by our brands in all of our key global markets.
During the third quarter, we continued to develop and implement our performance and brand advertising strategies and made other investments in the business. Our results and our outlook for growth and operating

Exhibit 99.2

margins are reflective of these steps. And going forward, these investments will enable us to further build on our foundation for the future.
As you know, Booking.com has been building its investment in brand advertising over the past several years. Our results to-date and developments in the marketplace have encouraged us to continue this investment to further build this channel as a material source of direct traffic and as a way to bolster the effectiveness of our performance-based advertising. We believe these media investments will also help us build awareness in our vacation rental business, where we've been adding scale rapidly.
By the end of the year, we expect to be advertising Booking.com on TV in approximately 30 countries compared to 12 countries in 2016. This continued spend as we build campaigns in additional geographies and increased media support in markets where we are already advertising will put pressure on margins. However, we believe this spend represents an important long-term investment in the franchise and is the right thing to do at this time.
In performance-based channels, competition for top placement has reduced ROIs over the years and been a source of margin pressure, with an increasing share of the unit economics accruing to the benefit of our advertising partners. This has been a concern to us since some of these partners use our advertising dollars to compete with us in the advertising funnel and represent themselves as places to not only research travel but also book it.
We are looking at each channel and managing them to ensure that we are supporting channels which deliver appropriate ROIs, treat our conversion-friendly product displays fairly, and offer a superior consumer experience with the overall goal of building our direct traffic over time. These actions may create modest headwinds for top line growth in future quarters, but we believe are essential to building an effective and sustainable program.
This year we have experienced continued pressure on non-advertising operating expenses, and I want to outline some of the areas where we are investing. As our businesses have scaled, we have grown our IT development resources at a faster rate than gross profit growth in order to innovate on the product side. We are working to capture the promise of new technologies and platforms, including investments in machine learning and other areas of artificial intelligence. In addition, we have added resources to support global customer and partner services functions.
One of the most promising areas is offering accommodations beyond the traditional hotel. The number of these types of properties Booking.com now supports has grown rapidly over the last 12 months. This type of supply has a lower average number of bookable rooms per property, and the partners often require more services to maintain their listings. In addition, this type of product has a higher level of customer contacts due to its unique nature.
As a result, we must add staff in both partner and customer services to support this business as well as add additional IT support. As we further develop this business segment for long-term success, we expect that some of these investments will continue to put pressure on operating margins in coming quarters.
And aggressively expanding our vacation rental business is a key part of our growth strategy. As consumers increasingly desire to explore more unique places to stay, including homes and apartments, we want Booking.com to remain to be the leading platform to search and book all types of accommodations.
As of September 30, Booking.com had over 816,000 vacation rental properties, which was a 58% year-over-year growth rate. These listings are fully integrated into our marketplace with the same booking path and the same great customer service. The addition of these non-traditional listings produces conversion benefits across our entire marketplace. And we note the investment in our vacation rental business has delivered rapid growth in listings and room night reservations that exceeds our consolidated growth rates.
In total, Booking.com had 1.5 million instantly bookable properties on its platform as of September 30, which was a 41% year-over-year growth rate and represented approximately 26.9 million potentially bookable rooms.
In closing, I am pleased with our third quarter performance, and we will continue to make the smart investments needed to push the pace of innovation across our brands and maximize the long-term value of our business. I would like to thank our employees around the world for their hard work and dedication, especially during the busy third quarter travel season that recently ended.

Exhibit 99.2

I will now turn the call over to Dan with a detailed financial review.
Daniel J. Finnegan
Chief Financial Officer & Chief Accounting Officer, The Priceline Group, Inc.
Thanks, Glenn. I'll discuss operating results and cash flows for the quarter and then provide guidance for the fourth quarter of 2017. All growth rates referenced in my comments are relative to the prior-year comparable period unless otherwise indicated.
I highlight that our non-GAAP financial results and forecasts include stock-based compensation and do not reflect a reduction to income tax expense related to available NOLs. The reconciliation between our GAAP and non-GAAP results is detailed in our earnings release.
Room nights booked in Q3 grew by 19%. We were pleased to exceed the top end of our guidance range and experience relatively modest sequential deceleration in growth despite a very difficult prior-year comp and taking steps midway through the quarter to improve the efficiency of our performance marketing channels.
Rental car day reservations grew by 5% compared to 12% growth in Q2. Average daily rates for accommodations, or ADRs, were down about 1% for Q3 versus prior year on a constant-currency basis for the consolidated group, which was consistent with our forecast. Foreign exchange rates favorably impacted growth rates expressed in U.S. dollars for our Q3 results as compared to prior year.
Q3 gross bookings grew by 18%, expressed in U.S. dollars, and grew by about 16% on a constant-currency basis compared to prior year.
Gross profit for the quarter for Priceline Group was $4.4 billion and grew by 22% in U.S. dollars and by about 19% on a constant-currency basis compared to prior year. Gross profit includes $33 million from our acquisition of the Momondo Group, which we closed on July 24.
Our international operations generated gross profit of approximately $4 billion, which grew by 23% in U.S. dollars and by about 20% on a constant-currency basis compared to prior year. Gross profit for our U.S. operations amounted to $372 million, which grew about 11% compared to the prior year.
Advertising and other revenue, which is mainly comprised of non-intercompany revenues for KAYAK and OpenTable, grew by 27% in Q3 compared to the prior year, including revenue from Momondo.
GAAP operating income grew by 152% and GAAP operating margins increased by 2,483 bps compared to Q3 last year. Our Q3 2016 GAAP results include a $941 million non-cash goodwill impairment charge. Operating margin performance was better than our forecast due mainly to gross profit growth and performance marketing efficiency that exceeded forecast.
We increased our investment in brand advertising by 55% in Q3 to build brand awareness and drive traffic directly to our websites. Adjusted EBITDA for Q3 amounted to $2.19 billion, which exceeded the top end of our guidance range of $2.13 billion and grew by 18% versus prior year.
GAAP net income and fully diluted EPS both increased by 240%, with growth impacted by the goodwill impairment charge in Q3 2016. Non-GAAP fully diluted net income per share was $35.22, up 19% versus the prior year, exceeding our guidance for the quarter and FactSet consensus of $34.26.
In terms of cash flow, we generated $1.9 billion of cash from operations during third quarter 2017, which is an increase of about 24%. In July, we paid about $556 million of our international cash to close the Momondo acquisition. During the third quarter, we returned $586 million to our stockholders through share buybacks. Since September 30 through Friday, we have spent an additional $166 million to purchase 87,000 shares.
Year-to-date free cash flow amounted to almost $3.3 billion, growing by 20% compared to the prior year. About 34% of our gross profit converts to free cash flow, which is a function of attractive profit margins and capital efficiency for our business. Our cash and investments amounted to $18.4 billion at quarter close, with about $2.5 billion of that balance in the U.S.

Exhibit 99.2

Now for Q4 guidance, our guidance assumes that our growth rates will decelerate mainly due to the size of our business and consistent with long-term trends. Our guidance also reflects an exceptionally difficult prior-year comparable because our 31% room night growth in the fourth quarter last year was the highest we had achieved in several years. Glenn just discussed steps we are taking to optimize the efficiency of our performance advertising spend, which we forecast will have a modestly negative impact on top line growth for the coming quarters.
Our Q4 forecast is based upon recent foreign exchange rates, which favorably impact our growth rates expressed in U.S. dollars. We have hedge contracts in place to substantially shield our fourth quarter EBITDA net earnings from any further fluctuation in currencies versus the dollar between now and the end of the quarter, but the hedges did not protect our gross bookings, gross profit or our operating profit from the impact of foreign currency fluctuations. We are forecasting booked room nights to grow by 8% to 13% and total gross bookings to grow by 9.5% to 14.5% in U.S. dollars and by 5.5% to 10.5% on a constant-currency basis.
Our Q4 forecast assumes the constant-currency accommodation ADRs for the consolidated group will be down by about 1% compared to the prior-year period. We forecast Q4 gross profit to grow by 10.5% to 15.5% in U.S. dollars and by 6% to 11% on a constant-currency basis. GAAP operating margins, expressed as operating income as a percentage of gross profit, are expected to be about 340 bps lower than prior year Q4. Q4 adjusted EBITDA is expected to range between $870 million and $910 million, which at the midpoint, is up about 2% versus prior year. We forecasted adjusted EBITDA as a percentage of gross profit will be about 350 bps lower than prior year Q4.
Our Q4 forecast reflects an assumed improvement in year-over-year performance marketing efficiency. The deleverage assumed in our forecast reflects the investments in brand advertising and non-advertising operating expenses that Glenn just spoke about. The investments in brand advertising and non-advertising operating expenses have a more significant margin impact in Q4 and Q1, which are quarters in which we earn a smaller share of our annual profits due to the normal seasonality of our business. We forecast GAAP EPS between $12.60 to $13.20 per share for Q4, which at the midpoint is down by about 4% versus prior year.
Our EPS guidance assumes a fully diluted share count of about 49.7 million shares, which reflects the beneficial impact of common stock repurchases we've made to-date, offset by additional equivalent shares related to our convertible bonds due to the increase in our stock price. Our GAAP EPS guidance assumes a tax rate of 17% compared to the prior-year tax rate of 12%, which was beneficially impacted by non-recurring discrete items. We are forecasting Q4 non-GAAP fully diluted net income per share of approximately $13.40 to $14.00 per share, which at the midpoint is down by about 4% versus prior year.
Our non-GAAP EPS forecast includes an estimated income tax rate of approximately 18%, which is higher than the prior year rate for the same reasons I just discussed for the GAAP tax rate. Our forecast does not assume any significant change in macroeconomic conditions in general or in the travel market in particular.
We will now take your questions.
QUESTION AND ANSWER SECTION
Operator: Thank you, sir. [Operator Instructions] And our first question will come from the line of Perry Gold with MoffettNathanson. Please proceed.
Perry Gold
Analyst, MoffettNathanson
Thanks so much for taking the question. Given the lighter results from some of your competitors this quarter and your lighter guide for 4Q, is there any reason to believe there are structural issues with the broader online travel market or that rates of growth will be significantly less attractive over the next three to five years? Thanks so much.

Exhibit 99.2

Glenn D. Fogel Chief Executive Officer & President, The Priceline Group, Inc.

Well, I'll take that, Dan, to start, and please add your own comments. So asking a question about what we think three to five years is a difficult thing to answer. I will say right now I don't see anything in the near horizon that would indicate there's any major structural change to travel or the way we're doing our businesses.
Travel is a function of in a broader sense and in terms of global growth, that's the overall business. And then within us, we have the shift from offline to online and all the different ways people are able to travel, whether it be desktop, be it mobile. And now, as people are seeing the whole idea of doing a transaction using social commerce or messenger commerce.
So I think in the end, I think this is still such a great opportunity for everybody. We are a single-digit share of this incredibly big and growing business industry. So I don't see anything. Dan, do you see anything?
Daniel J. Finnegan
Chief Financial Officer & Chief Accounting Officer, The Priceline Group, Inc.
The couple of things I called out in the prepared remarks, Perry, were, in particular, the comp that we had to prior year, where we had really high growth rates and the steps that we're taking in performance marketing to optimize ROIs. So I think that that will be with us for the coming quarters until we lap it. But I wouldn't call it structural. And fundamentally, the travel market feels healthy. You see the results reported by the big hotel chains and our competitors. It feels pretty strong to us.
The things that have driven our growth in the past, rapidly adding properties to the platform, that continues. And I'm confident that our teams will continue to execute very effectively in adding properties going forward, continuing to improve the experience for our customers on our platforms, which drives better conversion and loyalty over time, and then also continue to effectively advertise our brands to bring new customers to the franchise going forward. So nothing structural from our perspective.

Perry Gold Analyst, MoffettNathanson

Thank, Glenn. Thanks, Dan.
Glenn D. Fogel
Chief Executive Officer & President, The Priceline Group, Inc.
You're welcome.
Operator: Thank you. Our next question will come from the line of Brian Nowak with Morgan Stanley. Please proceed.
Brian Nowak
Analyst, Morgan Stanley & Co. LLC
Thanks for taking my questions. I have two. The first one is on the new branded ad campaign and that strategy. Can you just talk about why now is the time to really push so much harder on branded? Are you seeing some limits in your growth potential and your core performance marketing? You're so good at performance. So why push brands so hard right now? And the second one is on Meituan, can you just talk about importance of the Meituan partnership? And how is that different in how you're viewing it versus Ctrip, Agoda and Booking.com and your other Asia verticals?

Exhibit 99.2

Glenn D. Fogel Chief Executive Officer & President, The Priceline Group, Inc.

Hi, Brian. It's Glenn. So I'll take the branded campaign. So I think you may recall, back in July, at the last earnings call, we talked a bit about why we've increased our direct business for the long run and we set a strategic objective for us. And one way we do this is by increasing brand advertising. That's what we're doing.
We continue to look at performance marketing. We judge is that helping or hurting, supporting or hindering the goal of increasing that direct bookings in the long run. So one of the things that we recognize in looking at all the other companies in our space and other industries and such is how important it is to get that one-to-one direct relationship. And that's what brand advertising can really do. So that's why we're pushing there.
Regarding, Meituan, China is a large and important market for us. Our Asia-based subsidiary, Agoda, had a commercial relationship with Meituan for some time, and we were asked to participate in the $4 billion financing round. And that was led by Tencent. Tencent is a major backer of Meituan.
As you know, it's one of the premier digital companies in the world. And along with Tencent, it was a list of super blue-chip financial investors, some of whom are investors in us in The Priceline Group. So when we were asked to participate in that, we thought that was a good use of our $450 million investment, and it's appropriate use for our shareholders' offshore cash. So we went and did it. I think it's going to be a good investment for our company.

Brian Nowak Analyst, Morgan Stanley & Co. LLC

Okay. Thanks.
Operator: Thank you. Our next question will come from the line of Mark May with Citi. Please proceed.
Mark A. May
Analyst, Citigroup Global Markets, Inc.
Thanks. Just wanted to ask you what sort of change relative to your expectations when you first gave Q3 guidance and then maybe a subset of that? I think you referenced that midway through Q3, you made some changes to your performance marketing strategy or mix. Did that end up helping or hurting room night growth and overall bookings in the quarter? Thanks.
Daniel J. Finnegan
Chief Financial Officer & Chief Accounting Officer, The Priceline Group, Inc.
Okay, Mark. This is Dan. I'll take that one. So, yeah, we said that as we proceeded through the quarter, we experimented with ways to better optimize our performance marketing spend. And I'd say, relative to our guidance that probably had a modest negative impact on top line growth and had a favorable impact on our performance marketing efficiency and bottom line profitability. That said, we're still pretty pleased with the growth that our teams were able to deliver with the marketing mix that they employed. And so we like the results that we saw in Q3.
Mark A. May
Analyst, Citigroup Global Markets, Inc.
Thanks.
Daniel J. Finnegan
Chief Financial Officer & Chief Accounting Officer, The Priceline Group, Inc.
You're welcome.
Operator: Thank you. Our next question will come from the line of Eric Sheridan with UBS. Please proceed.

Exhibit 99.2

Eric J. Sheridan Analyst, UBS Securities LLC

Thanks for taking the question, maybe two, if I can. First, in terms of the rate we're seeing properties be added to your websites, that's always been normally a pretty good leading indicator for where growth is going to go. What's the message to investors about the rate you're seeing properties be added versus some of the decel we're seeing second half of this year? That's number one.
And number two, I tried this last quarter but I'll try it again, just because you're talking more about branded. But with the mix to branded versus performance, how do you think longer term about what that might mean for the ROI you get overall on your marketing budget? Is there something where you're pushing in more now because you see the potential for ROI to improve long term? Thanks so much.

Glenn D. Fogel Chief Executive Officer & President, The Priceline Group, Inc.

So it's Glenn. One of the things that I made the point in my prepared remarks about - as we push out more and more of the vacation rental properties, they have a lower number of bookable rooms in each. So as we continue to add more properties, I understand where it can become more difficult to figure out what does that really mean in terms of growth because you don't know how many rooms are being added. I understand that problem. I can't really help you and tell you except you have to recognize that is a trend, and that will probably continue.
Regarding the branded versus PPC, I think one of the things very important to recognize is the dynamic nature of how the performance marketing works. So while we can make change in terms of how much money we want to spend and we where we want to spend it, our partners are also making changes all the time, and other people and auctions are making changes. So this is dynamic and interactive, so it's difficult to project long term what's going to happen.
Under the current situation, as I mentioned again in my prepared remarks, we're evaluating all the time holistically on what the impact is when we're advertising in performance marketing channels, what is the benefit we're going to get out of it? What's the near term and what do we think we're going to get long term is? Is this a good customer experience that we're getting? Is this something we're getting the appropriate ROI? Do we believe the way our display is being done is the right way, the way it's going to optimize for us for the long run or not? And again, all these factors are always changing. So it's very hard to predict in the future what it's going to be.
Dan, do you want to add anything to that?
Daniel J. Finnegan
Chief Financial Officer & Chief Accounting Officer, The Priceline Group, Inc.
I'd just say that over time, driving customers to come to us directly should have a nice beneficial impact on overall advertising efficiency. We'll reach some point in time where we're in the markets we want to be with brand advertising and we're spending the level of spend we think that's right to get the reach and frequency that we want. And so we should be able to have good leverage in the longer term once we get to that optimal level of spend.
Eric J. Sheridan
Analyst, UBS Securities LLC
Thanks so much.
Daniel J. Finnegan
Chief Financial Officer & Chief Accounting Officer, The Priceline Group, Inc.
You're welcome.
Operator: Thank you. Our next question will come from the line of Mark Mahaney with RBC. Please proceed.

Exhibit 99.2

Mark Mahaney Analyst, RBC Capital Markets LLC
Okay, thanks. You didn't call out hurricanes at all - the unusual hurricane season. Does that mean it just was not material to your business?
Secondly, in terms of marketing channels, what about social media? How do you consider that? And does that fall under the branded category, any learnings from there?
And then, just broadly, when you think about brand advertising campaigns, this is something that I think Priceline as a company has been not just experimenting with, but really has been relying on, it's smaller than performance, but it's been using more and more over the years. Can you just step back and talk about the learnings that you've got from that? And is it that you're seeing something that's giving you the confidence to expand from 12 to 30 markets or whatever those numbers are? So forget about performance. Just focus on brand and what you've seen there that makes you want to spend more in that channel. Thanks a lot.

Glenn D. Fogel Chief Executive Officer & President, The Priceline Group, Inc.

Hi, Mark. It's Glenn. So hurricanes, I think we really didn't see a material impact on hurricanes that we could determine. Of course, it's very hard to prove the counterfactual. If there had been no storms, what would the numbers have been? I don't know, but we don't see anything that's obvious.
Two, regarding the social marketing, that certainly is something that is very, very important for us to get our handle on going forward, because in other parts of the world - when I say other parts of the world, I mean the non-U.S., particularly Asia, the social marketing is becoming more and more important. And we recognize that it's - well, nascent. We need to be on top of it, which is why we're making investments so that we can learn and be able to do things there, but it is a relatively small - very small portion of our advertising right now. But we recognize that in the future, it could become much bigger, particularly, in the Asian markets.
And the last thing was about advertising as such, so a couple things on that. One, certainly, we don't want to be giving away the playbook to our competitors on what's going on. But I'll speak generically that, over the last few years, the ability to measure the impact of marketing has increased substantially, particularly as you test things digitally and see is this something that's working or something that's not working, being able to modify quickly and come out with a new spot, is that better or worse.
So given that improvement, we are feeling more confident in being able to put money to work in those channels and be more hopeful that we'll be able to know whether or not that money is working quickly or not. It's a very old, old saying, a tribute to Wanamaker about - I know half my advertising is wasted, but I just don't know which half. Certainly, still, there is no doubt still some truth to that, but we're getting more science than there used to be, so that's hopeful.
Mark Mahaney
Analyst, RBC Capital Markets LLC
Thank you, Glenn.
Operator: Thank you. And our next question will come from the line of Justin Post with Bank of America Merrill Lynch. Please proceed.

Justin Post Analyst, Bank of America Merrill Lynch

Exhibit 99.2

Great, thank you, a couple of questions. It seems like both you and Expedia are shifting your ad spend around and maybe room night growth has been below expectations in Q4. Who would you think is getting those incremental room nights in those ad channels? Do you think it's the hotels themselves or any thoughts on that?
And the second thing is, clearly you believe the branded spend will drive some bookings or you wouldn't be doing it. When would you expect to start seeing a real positive benefit? Would that be next summer travel season, or could it be earlier in the first half next year? Thank you.

Glenn D. Fogel Chief Executive Officer & President, The Priceline Group, Inc.

I can't really comment on Expedia. I'll simply talk about us. And I think Dan mentioned a bunch of the reasons when we look at Q4 versus Q4 last year about what our growth rate is and he gave those factors, and I won't repeat them. In terms of projections beyond this quarter, again, we think that what we're doing is the right thing for the value of the franchise long term, and that's why we're doing it.
Operator: Thank you. And our next question will come from the line of Doug Anmuth with JPMorgan. Please proceed.
Douglas T. Anmuth
Analyst, JPMorgan Securities LLC
Thanks for taking the questions. I just wanted to stick with the marketing and advertising theme. But, Glenn, as you talked about evaluating the holistic impact of performance in both the near and long term, can you just talk about what that means for your own properties, KAYAK and Momondo, and how that may open up opportunities for them?
And then secondly, with the push from 12 to 30 markets, clearly you've spent on Booking.com in the U.S. in the past. But just curious if that overall push includes bigger efforts in the U.S. for Booking? Thanks.
Glenn D. Fogel
Chief Executive Officer & President, The Priceline Group, Inc.
I'll take the second one first because it's an easy one. Again, I don't want to give away to the competitors where we're going to spend and how much we're going to spend, et cetera. So I'm not going to talk about that in any detail. Regarding the first question, repeat it, please.

Douglas T. Anmuth Analyst, JPMorgan Securities LLC

Just KAYAK and Momondo strategy there and what perhaps dialing back from some of the other performance channels might mean for how you're doing with KAYAK and Momondo to create opportunities for them?
Glenn D. Fogel
Chief Executive Officer & President, The Priceline Group, Inc.
KAYAK and Momondo I think are great franchises right now. Primarily, right now, they're spending a lot of time on the air side. That's where they're really doing a lot more of the focus. They have great technologies that are enabling customers to get great products, a great decision on how to achieve their air tickets going down.
And I think that one of the things I think that Steve Hafner runs it, he completely understands the concept of being a partner with the advertiser. It's working with them to do what's best for both sides. So I think that there could be some more opportunities other people aren't wiling to do that. I think that working with your people or paying the money is a great way to help develop a win-win partnership. And I think Steve understands that greatly.

Exhibit 99.2

Douglas T. Anmuth Analyst, JPMorgan Securities LLC

Thank you.
Operator: Thank you. And our next question will come from the line of Lloyd Walmsley with Deutsche Bank. Please proceed.
Lloyd Walmsley
Analyst, Deutsche Bank Securities, Inc.
Thanks. Two, if I can. First, do you feel like your marketing attribution models regarding brand spend have improved really to a point where you can deploy more brand spend with more measurable return on ad spend than you've been able to historically given both the direct impact and secondary benefit from your search quality scores? Or is it more strategic?
And then, I guess, stepping back, sticking with the marketing theme, there was a lot of hope a few years ago that mobile apps would help lower marketing intensity online travel, but it seems like users continue to do a ton of research and visit a lot of websites before booking. And it's very episodic in nature. So do you really feel like TV spend can drive more loyalty and stop users from shopping around? Or is this just kind of the nature of the beast?
Glenn D. Fogel
Chief Executive Officer & President, The Priceline Group, Inc.
It's Glenn speaking. So in terms of measurements, we do believe, over the years, measurement capability has increased. We've seen the tools that have been developed, and we've seen the results. And we're not saying any of this is perfect by any measure. And there is debate among how effective are these tools or not, but we think it's better than it used to be, which is one of the things that's giving us more confidence to spend more money in this area, one.
Two, we also believe that there is a symbiotic relationship between your spend on brand and your spend on performance. People become more aware of your product. People know who you are. And you do any sort of awareness testing of a brand when people recognize it, they may be more likely to actually book with you even if they clicked on a PPC ad, they'll be more likely to go with us than to go back and check someone else. So we think there is value. And in terms of the mobile, yeah, we - I'm not one of those who ever thought that because of mobile that there'd be less clicking around, so to speak.
Operator: Thank you. Our next question will come from the line of Paul Bieber with Credit Suisse. Please proceed.

Paul Bieber Analyst, Credit Suisse Securities (USA) LLC

Great. Thanks for taking my question. I was hoping you'd provide a quick update on Asia competitive landscape ex-China. I think you spent some time on that on last quarter's call. I was just wondering to what extent that discounting outside China is actually impacting room night growth for Booking.com or Agoda?
Glenn D. Fogel
Chief Executive Officer & President, The Priceline Group, Inc.
Okay. It's Glenn speaking again. I haven't seen much of a change from the last time we talked about this. There is still discounting. It is still prevalent. It is still a very, very competitive market in Asia, ex-China or in China. It's one of the most competitive markets in the world. And we have to continue to be mindful that if we don't get the best price, we may not get the booking.

Exhibit 99.2

Paul Bieber Analyst, Credit Suisse Securities (USA) LLC

Okay, thank you.
Operator: Thank you. Our next question will come from the line of Deepak Mathivanan with Barclays. Please proceed.
Deepak Mathivanan
Analyst, Barclays Capital, Inc.
Hey, guys. Thanks for taking the questions. Two questions for me. So first, can you discuss about the recent trends in the U.S. for Booking.com? Do you think based on some of your analysis of market data, you're seeing accelerated share gains in the U.S. over the last four quarters.
And then second one, again, on the brand marketing. Given the difficulty in forecasting near-term trends in how room night gross profit might shape out from the brand marketing campaigns, have you considered contribution from incremental brand spend in the 4Q room night guidance? Thanks.
Daniel J. Finnegan
Chief Financial Officer & Chief Accounting Officer, The Priceline Group, Inc.
Deepak, in terms of the U.S. trend over the last several quarters, we're very pleased with the performance of Booking.com in the U.S. We believe booking is growing its share in the U.S., posting very healthy growth rates over the last several quarters. So that's for the U.S. We've seen improving performance for the Priceline.com business, which is a nice plus, too, as that's a U.S.-centric brand.
And then, in terms of brand trends, our forecasts are done the way we do it every quarter, which is look at the actual results we've seen thus far in the quarter and trend off of that generally assuming that we'll see some deceleration as we proceed through the remainder of the quarter, given the size of the business and the long-term trends. So we didn't build in anything specific related to the advertising spend that's planned for the quarter.
Our experience has been as we've done many years of TV advertising for Priceline and for KAYAK, and we've been active in TV advertising for Booking.com since 2013, it's a slower build - a slower return on investment typically for that spend. We are doing a better job and improving our capability to measure effectiveness of the advertising, but that doesn't mean it's positive ROI day one. So we think it's going to be the right thing to do for the long term. But in the short term, it's probably going to pressure margins and not deliver the same kind of pop to top line growth the way intent-based advertising would.
Deepak Mathivanan
Analyst, Barclays Capital, Inc.

That's helpful. Thanks a lot.

Daniel J. Finnegan Chief Financial Officer & Chief Accounting Officer, The Priceline Group, Inc.

You're welcome.
Operator: Thank you. And our next question will come from the line of Peter Stabler with Wells Fargo Securities. Please proceed.
Robert James Coolbrith
Analyst, Wells Fargo Securities LLC
Good afternoon. This is Rob on the call for Peter. Just quickly wanted to go back to the performance channel. Just wondering if there were specific recent changes in conversion that you're responding to there in the quarter. Or if this is more of a strategic decision as some of those traffic sources have changed their position in relation to the consumer?

Exhibit 99.2

And then, finally, is there anything that you could see from those channels that you might make you more constructive on those again in the future? Thank you.
Daniel J. Finnegan
Chief Financial Officer & Chief Accounting Officer, The Priceline Group, Inc.
As Glenn said in the prepared remarks, it's more just - it's been an ongoing trend for us that we've seen pressure on ROIs, deteriorating margins in our performance marketing spend. And so it was re-evaluating that and looking for ways to start to arrest that trend and even move - starting in a more positive direction. So I'd say nothing specific. Our conversion continues to generally improve on our websites as our teams experiment to continue to see improve the experience for our users. And so nothing there that really drove it. And I'm sorry, was there a second question?
Robert James Coolbrith
Analyst, Wells Fargo Securities LLC
No, that was it. Thank you.
Daniel J. Finnegan
Chief Financial Officer & Chief Accounting Officer, The Priceline Group, Inc.
You're welcome.
Operator: Thank you. And our next question will come from the line of Brian Fitzgerald with Jefferies. Please proceed.

Brian P. Fitzgerald Analyst, Jefferies LLC

Glenn, I wanted to know at a high level how you feel about your vacation rental inventory, the breadth and depth there. And then with 1.5 million instant bookable properties, how do you feel about the penetration or how do you think about the penetration of instantly bookable vacation rentals? Thanks.
Glenn D. Fogel
Chief Executive Officer & President, The Priceline Group, Inc.
Hi, Brian. So just to make sure we're on the same page here, you know that 1.5 million, that's our entire inventory. That's everything. It's both our core and our [indiscernible] (39:03).
So how do I feel about it? I feel that we will continue to invest to make it better and broader. And look, I'm not naïve. I recognize we are not the leader in this space right now. We are the leader overall for accommodations of all types of properties, but there is a competitor who is a little bit bigger and doing a little bit better, I suspect, than we are in this area. And that's why we're going to invest money.
Because we believe we have the technology. We believe that we have the people. And we believe that we will be able to create the experience that makes people want to come to our site and be able to get the best accommodation that fits what they need. And I'll give you the perfect example is what I did over the summer, which is I was going to Iceland with my family. I went to our site. I saw that we had some vacation rentals in Iceland, and we had core regular hotel stuff on the same page. It was great for me.
But the thing I didn't like is it wasn't enough properties. I wanted more properties - the vacation rental-type. And I want to have a breadth of different kinds of properties. So that's something that we're spending money on. That's part of the reason that we've got a little bit of pressure on the OpEx. I talked about that and Dan talked about, and that's what we're going to do. Because we think, in the long run, because there's just such an incredible opportunity there that it'd be foolish for us not to put money to work right now to get that advantage.
Daniel J. Finnegan
Chief Financial Officer & Chief Accounting Officer, The Priceline Group, Inc.

Exhibit 99.2

And in terms of penetration, Brian, we've made the comment before that we've got a mid-single-digit share of the properties that are available on our website. That's a broad statement of all the properties. But we've been very pleased with our vacation rental business. It's been a fast-growing business for us, growing faster than our consolidated growth rate. So you can assume that the performance there is good and that the penetration opportunity also exists there.
Brian P. Fitzgerald
Analyst, Jefferies LLC
Thanks, guys.
Daniel J. Finnegan
Chief Financial Officer & Chief Accounting Officer, The Priceline Group, Inc.
You're welcome.
Operator: Thank you. Our next question will come from the line of Kevin Kopelman with Cowen. Please proceed.

Kevin Kopelman Analyst, Cowen and Company, LLC

Hey. Thanks. I think that's me. So I wanted to ask about vocational also. Just given some of the additional costs associated with on-boarding and maintaining vacation rentals, it makes sense to charge a higher commission rate for vacational properties that have fewer bookable rooms. And then, I apologize if it's been asked, but can you give us an update on where vacation rental is approximately as a percentage of room nights and as a percentage of bookable rooms? Thanks.

Glenn D. Fogel Chief Executive Officer & President, The Priceline Group, Inc.

So I'll take the first part about that in terms of what should we charge in terms of the service that we're delivering to the hosts or the owners of these properties. And the fact is that that's a market decision. You can go and tell what you want to charge, but if you don't have the right price, you're not going to have a lot of inventory. So that is market-driven. And sometimes, in order to build business, you may even underprice something in order to build a breadth of inventory. This is something that we are going to continue to evaluate as we build out the business.
But one of the other things we're investing is technology to be able to make that bringing on properties, holistics, all those elements that are costly, to try and reduce the cost using technology. And then also, as I mentioned about the higher customer contacts that are that type of property, again, technology can help us in that area too.
So these are investments we're making now that hopefully down the road will reduce the overall cost per unit and help us get some more of that leveraging versus the deleveraging that we're experiencing right now. And, Dan, regarding the question...
Daniel J. Finnegan
Chief Financial Officer & Chief Accounting Officer, The Priceline Group, Inc.
Regarding the size of the vacation rental business, we haven't disclosed those stats. You can see the growth in the property count. And you can assume that we wouldn't be doing that if that wasn't growing fast for us. We've said that it's growing faster than the consolidated growth rate. So it's an important - it's a meaningful part of our business, but we aren't going to disclose exactly how big it is today.
Kevin Kopelman
Analyst, Cowen and Company, LLC
Okay. Thanks, Dan. Thanks, Glenn.

Exhibit 99.2

Daniel J. Finnegan
Chief Financial Officer & Chief Accounting Officer, The Priceline Group, Inc.
You're welcome.
Operator: Thank you. [Operator Instructions] And our next question will come from the line of Jed Kelly with Oppenheimer. Please proceed.

Jed Kelly Analyst, Oppenheimer & Co., Inc.

Great. The year-over-year decrease in merchant commissions seemed to dissipate versus the prior six quarters. Is there anything you can call out that supported the less pronounced decline in merchant commissions? And then, how do you think of as you start to try to bearing more of the single unit, whole-home-type vacation rental inventory and potentially charging a traveler fee?
Glenn D. Fogel
Chief Executive Officer & President, The Priceline Group, Inc.
Let me take the second one. I'll let Dan talk about the merchant. One of the things I don't want to be doing is talking about what our strategy would be going forward and how we're going to charge and how much of it's going to be charged to the customer, how much is going to be charged to the host, what the different ways to do it is.
That's really a competitive thing that we're going to evaluate as we go through our different markets and different types of properties. But without a doubt, it's an important thing to factor in as you try and develop a leading position there. Dan?

Daniel J. Finnegan Chief Financial Officer & Chief Accounting Officer, The Priceline Group, Inc.

And when you talk merchant commissions, Jed, I assume that you're just looking merchant gross profit divided by merchant gross booking.
Jed Kelly
Analyst, Oppenheimer & Co., Inc.
Yes.
Daniel J. Finnegan
Chief Financial Officer & Chief Accounting Officer, The Priceline Group, Inc.
That's a function of timing, really. The fundamental take rates are stable, but we've got decelerating top line growth, meaning gross bookings growth have the benefit of checkout still occurring from prior faster-growing quarters, and so that's what you're seeing there.
Jed Kelly
Analyst, Oppenheimer & Co., Inc.
Thank you.
Daniel J. Finnegan
Chief Financial Officer & Chief Accounting Officer, The Priceline Group, Inc.
You're welcome.
Operator: Thank you. Our next question will come from the line of Mike Olson with Piper Jaffray. Please proceed.

Exhibit 99.2

Michael J. Olson Analyst, Piper Jaffray & Co.

Hey, good afternoon. Maybe a follow-up from an earlier question. I'll ask it a slightly different way, because this is the question we've been getting from investors recently. If OTAs are seeing slower growth and metasearch is seeing slower growth, but as you mentioned, underlying travel trends are solid, where is the booking travel share going? Is it brand-direct bookings like AKA Hotel websites, or is the online travel market growth rate slowing because of more saturation and the transition from offline to online? Thanks.
Glenn D. Fogel
Chief Executive Officer & President, The Priceline Group, Inc.
It's Glenn. And I'll let Dan fill in his thoughts on this. One thing I think is very important to recognize that while we are a single-digit percentage share of the market, we're a big business now. And as one finds in large numbers, that growth rates naturally slow down or decline. Compared to the overall growth of the travel business, we are still growing a much bigger number than the overall travel growth rates, so we are still growing relatively much faster. So I don't see any picture like where-did-it-go type. That's not even occurring to me. Dan, do you want to take...

Daniel J. Finnegan Chief Financial Officer & Chief Accounting Officer, The Priceline Group, Inc.

I agree. There's nothing that was called out in the chain reports for the quarter that would lead me to believe that anything has changed significantly there. And I'm with Glenn, I think the growth that we posted and the growth that we're guiding to is spectacular relative to the fundamental growth of the market.
Glenn D. Fogel
Chief Executive Officer & President, The Priceline Group, Inc.
Yes.
Michael J. Olson
Analyst, Piper Jaffray & Co.
Thank you.
Operator: Thank you. Our next question will come from the line of Justin Patterson with Raymond James. Please proceed.

Justin T. Patterson Analyst, Raymond James & Associates, Inc.

Great, thank you very much. Glenn and Dan, could you help us frame the alternative accommodations investments today versus past supply investments in fragmented categories like B&B? How should we think about the ramp in profitability of that supply base and any exclusivity around that inventory?
And then secondarily, on IT investments, how should we think about the benefits of AI and machine learning on your business? I think everyone on this call acknowledges you've done a great job with toughening learning. Is AI/ML more like pumping steroids into that particular muscle, or are there some other benefits in there? Thanks.
Glenn D. Fogel
Chief Executive Officer & President, The Priceline Group, Inc.
I'll do the IT, and Dan can talk about the alternative accommodation thing.

Exhibit 99.2

So it's interesting because, in our business, technology really has been the key from the very beginning. And so it's different levels of technology and what new types of IT, what new types of technology are coming into play. So will these new things of artificial intelligence be, A), incredible quantum leap, so to speak, or is it incremental innovation? And it's hard to say right now. But what we do know is that, if you don't try, you won't have it. And if it does become that, let's call it, a quantum leap in the way things are done, then you will completely miss out. And that's the importance of investing it now.
And we're seeing some of it. Look, we know some of it - we're going to get incremental innovation right off the bat. Customer service is one of the first areas where we're applying this right now, because we hope to be able to lower that customer service cost per unit transaction. Right away there's benefit there.
And as I think I mentioned, the booking assist product, which is in beta right now, but is enabling a customer to be able to much more efficiently do a self-service-type customer service issue than in the past when you had to use a human being.
So I think we're looking for both. At the worst case, we end up with just lower cost per unit. At the top end, we come up with something that is much more effective. And as I point out, we have the scale and the capital and the people to be able to do these type of things, so it may give us a great competitive edge down the road. And, Dan, you want to talk about alternative...

Daniel J. Finnegan Chief Financial Officer & Chief Accounting Officer, The Priceline Group, Inc.

The new alternative accommodation business is somewhat less profitable from a partner services perspective. So there are less rooms for property, a lot of properties still to go and gather, and then, typically, requiring a little bit more help in working with our service because they're less sophisticated than the hotel properties that we had initially worked with.
From a customer service perspective, too, a little bit more hands-on touch with customers given the unique nature of these properties. That said, the profitability of our vacation rental business is still very impressive, growing fast. We're making investments now, partly in the teams that are facing properties and facing our customers, to make sure we can stay up with the growth.
But we're also making significant investments on the IT side. So we're adding teams of people under our booking home umbrella, and they're focused on improving the experience with property owners, including individual property owners that are putting their apartment or home up for rent, to make it a more intuitive experience, easier for them to self-signup and improve efficiency that way.
And then, also on the customer service side, improve the experience on the website, there's a number of reasons why people contact our customer service teams asking questions. And as we see what's driving those contacts, looking to improve the amount of information that's available for the customer to serve themselves on the website, answer that question before they ask it.
Glenn talked about the use of machine learning. Hopefully, we can bring that to bear also to just automate some of these processes. So I don't know that it will ever be as profitable as our core hotel business from the perspective of partner services or customer service. But I think there is the opportunity to improve the profitability there and to see better trends over time as the business scales.
Justin T. Patterson
Analyst, Raymond James & Associates, Inc.
Got it. Thank you.
Daniel J. Finnegan
Chief Financial Officer & Chief Accounting Officer, The Priceline Group, Inc.
In terms of exclusivity, that's not something we typically strive for. We want to win our partners' loyalty by bringing them demand at a reasonable price rather than some sort of contractual block-out of other demand platforms.

Exhibit 99.2

Operator: Thank you. Our next question will come from the line of Michael Millman with Millman Research. Please proceed.

Michael Millman Analyst, Milman Research
Thank you. I want to follow up on a previous question on AI, and that's - you've talked about in some of your literature where you're able to predict vacations for people based upon their history. To what extent are you actually using that now, employing that? And to what extent do you see that in the future, or maybe sooner than later, offsetting the need for all the marketing that you're doing?
And then unrelated, some of the metasearch - trivago, for example, has talked about the competition that's hurt them. And you've mentioned I think the revenue growth in KAYAK, but can you tell us what you're seeing on the bottom line there? Thank you.

Glenn D. Fogel Chief Executive Officer & President, The Priceline Group, Inc.

So, Michael, I'll just talk a little bit about technologies here, not just AI, because I think that it's - I think it's a better sense to just see technology in general. So using technology, and whether it be AI or any other facet of technology, the idea is to provide a better experience for the customer and for our partners, too, because we're using it both ways. Because, at the end of the day, is to produce a loyal customer who's willing to - who wants to come back to us because we're giving them the best experience.
So using all this technology, if we can come up and provide a search result for them that is more personalized and exactly what they need or, for example, we provide better photos that actually helps them make a decision better, all different facets of the process from the time you first come to our site to the time you're actually at your hotel. We'll do everything possible to make it better. That's what we're driving for. And I'm not going to get into details on which things or what or what we're going to spend the most money on, et cetera.
I'll just make the point that scale matters and having some great technologies is something that gives us a competitive advantage. And we feel fairly confident that we'll be able to continue to develop all areas of our business to make it a better experience for the customers and make it easier for people to come to us. And Dan, the...
Daniel J. Finnegan
Chief Financial Officer & Chief Accounting Officer, The Priceline Group, Inc.
Then in metasearch, Michael, we're really pleased with the performance of our KAYAK business. It's growing nicely. It's one of the bigger players out there on meta side. And I'd say, it's - if you want to talk market share of profits, it's right near the top of the list. So very profitable business, growing. I think run very responsibly by Steve Hafner and his team. And we're excited about the prospects of bringing Momondo and KAYAK together and sharing best practices from brand to brand and having the teams work together to make both brands stronger in the future.
Michael Millman
Analyst, Milman Research
Thank you.

Daniel J. Finnegan Chief Financial Officer & Chief Accounting Officer, The Priceline Group, Inc.

Exhibit 99.2

You're welcome.
Operator: Thank you. Our next question will come from the line of Naved Khan with SunTrust. Please proceed.

Naved Khan Analyst, SunTrust Robinson Humphrey, Inc.

Yeah, thank you very much. Can you just lay out the landscape for TV advertising outside the U.S.? Is it less crowded, more crowded? How should we perceive it sitting here? And then, I had a quick follow-up on trivago.
Glenn D. Fogel
Chief Executive Officer & President, The Priceline Group, Inc.
Hi. It's Glenn. Since I'm not telling you which countries we're going to be going to, it's not very helpful to say which countries have more or less competition and how effective they are or not. I will simply say that, as we talked about before, is that we are glad that we have developed tools over the last few years that we think will give us a better measurement. So we'll know whether or not we're making the right decision in terms of how we're investing in those channels. And, Dan, the second part.
Daniel J. Finnegan
Chief Financial Officer & Chief Accounting Officer, The Priceline Group, Inc.
You didn't ask the second question about trivago. What's your question?
Naved Khan
Analyst, SunTrust Robinson Humphrey, Inc.
So I'm just curious to know what was the impact on your business from the product changes that trivago made? How should we think about that?
Glenn D. Fogel
Chief Executive Officer & President, The Priceline Group, Inc.
We don't call out any individual partner advertising platform at all. So I'm not going to speak specifically about trivago. I think what I said earlier is really the way to look at this that we are always looking and evaluating in a holistic way where we're going to spend our marketing money and what's it going to do for us in the near term, what's it going to do for us in the long run.
And that's how we make a decision on how much money we're going to spend, what kind of bids we're going to make, where we're going to make bids, where we're not going to make bids.
And as I mentioned earlier - and this is so important. It's a dynamic market, because we have other players in there, other bidders in the space, on top of the advertising platform that's making changes, putting in all different things there. So again, very hard to say the impact of all these different movements. And even more so is trying to predict what the changes will be down the road.

Naved Khan Analyst, SunTrust Robinson Humphrey, Inc.

Thank you.
Operator: Thank you. Our next question is coming from the line of Brad Erickson with Pacific Crest. Please proceed.

Exhibit 99.2

Brad Erickson Analyst, Pacific Crest Securities

Hi, thanks. Just to follow-ups, and a lot of these have been asked already. But I'll try at it one more way. In terms of the pullback in performance marketing spend, just curious if you'd said or meant to imply that this was broadly across most of those channels, or if it was just a pullback on a smaller and more focused group?
And then, secondarily, just on that pullback in performance marketing spending from certain channels. Just wanted to get a deeper assessment of what's going on there. You've ruled out overall softer demand that basically leaves kind of use two real possibilities either seems like those channels are driving less productive traffic, so that's the real issue or you're having less - or you're having issues converting that traffic for whatever reason.
I feel like there are suddenly new opportunities to leg up your conversion improvements. Which of those two is kind of the bigger driver of this deliberate pullback that you're talking about in the performance marketing spending?

Glenn D. Fogel Chief Executive Officer & President, The Priceline Group, Inc.

So I'm not going to actually speak specifically again, saying is it broad, is it narrow. Because we don't want to start calling out individual platforms. I think we said earlier about how in the previous earnings call, we made the point how important it is to build our business based on improving the direct relationship. And we believe that it's important to evaluate all of our channels. Is that driving us towards that goal, or is that hurting our goal? And that's the basic where we make those decisions. And that's it. It's nothing more complicated than that.
Operator: Thank you. And I'm showing no further questions at this time. It is now my pleasure to hand the conference back over to Mr. Glenn Fogel for closing comments or remarks. Sir?
Glenn D. Fogel
Chief Executive Officer & President, The Priceline Group, Inc.
So I want to thank everyone for participating, and we'll see you for the next call. Bye-bye.
Operator: Ladies and gentlemen, thank you for your participation on today's conference. This does conclude the program, and we may all disconnect. Everybody, have a wonderful day.